UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2021

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2042 Corte Del Nogal, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

(760) 918-9165

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	QLGN	The Nasdaq Capital Market of The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 8, 2021, our Board appointed Amy Broidrick, who had been serving as our Executive Vice President/Chief Strategy Officer since December 2020, to the position of President/Chief Strategy Officer (effective December 10, 2021). Ms. Broidrick will also retain her seat on the Board, which she has held since August 2020.

On April 27, 2021, the Board ratified the decision made on April 20, 2021 by the Compensation Committee of the Board for Ms. Broidrick to receive, as compensation for service as Executive Vice President and Chief Strategy Officer, a salary at a rate of $400,000 per annum and a 45% target bonus opportunity.

In connection with this promotion, on December 8, 2021 we increased Ms. Broidrick’s salary to a rate of $450,000 per annum and granted her an additional 300,000 stock options (to be incentive stock options, to the extent allowed by law) under our 2020 Stock Incentive Plan, vesting over three years in three equal annual installments on December 8, 2022, 2023 and 2024, with an exercise price of $1.24 per share.

In addition, we entered into an Executive Employment Agreement dated December 10, 2021 with Ms. Broidrick. This Executive Employment Agreement provides for a salary at a rate of $450,000 per annum, and, conditioned upon her granting a general release, severance pay of 12 months’ salary and COBRA reimbursement in the event of termination without cause.

From 2016 to July 2020, Ms. Broidrick has served as Senior Vice President, Global Head of Corporate Development of Viking Therapeutics, Inc. (Nasdaq: VKTX), a clinical-stage biopharmaceutical company. Before that, she was Vice President, Head of Global Marketing Excellence and Business Innovation with EMD Serono (part of Merck KGaA). Earlier, she was Vice President, Head of Marketing and Commercialization at Arena Pharmaceuticals, Inc., and had significant roles and responsibilities at Merck & Co., Inc. and G.D. Searle & Company. Ms. Broidrick is currently 63 years old.

There is no arrangement or understanding between Ms. Broidrick and any other persons or entities pursuant to which she was selected as President/Chief Strategy Officer.

Since the beginning of our last fiscal year, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which Ms. Broidrick, or any member of her immediate family, had or will have a direct or indirect material interest.

Michael Poirier, who had previously been serving as our Chairman, Chief Executive Officer and President, will continue to serve as our Chairman and Chief Executive Officer.

In addition, on December 8, 2021, we granted Tariq Arshad, our Senior Vice President/Chief Medical Officer, an additional 300,000 stock options (to be incentive stock options, to the extent allowed by law) under our 2020 Stock Incentive Plan, vesting over two-plus years in three equal annual installments on May 17, 2022, 2023 and 2024, with an exercise price of $1.24 per share. The grant of these additional options had been contemplated by our original April 22, 2021 hire arrangement with Mr. Arshad.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: December 10, 2021	By:	/s/ Michael S. Poirier
Michael S. Poirier, Chief Executive Officer